Exhibit 99.4

FOR IMMEDIATE RELEASE

News Release

Media Contact:

Rose Cummings

704.602.7304

rcummings@fairpoint.com

Investor Relations Contact:

Lee Newitt

866.377.3747

investorrelations@fairpoint.com

FAIRPOINT COMMUNICATIONS COMPLETES RESTRUCTURING PROCESS AND EMERGES FROM CHAPTER 11 WITH SIGNIFICANTLY LOWER DEBT

Charlotte, N.C. (January 24, 2011) — FairPoint Communications, Inc. (the Company or FairPoint), a leading provider of communications services, today announced it has successfully completed its balance sheet restructuring and has emerged from Chapter 11 with significantly lower debt.

As a result of the restructuring, FairPoint has reduced its outstanding debt by approximately 64 percent, from approximately $2.8 billion (including interest rate swap liabilities and accrued interest) to approximately $1.0 billion. In addition, the Company has a $75 million revolving credit facility available for working capital and general corporate purposes.

The Company believes it is now well positioned for future growth in northern New England after having expanded the availability of high-speed Internet service and making systems and process improvements. The Company also announced that it has completed the VantagePoint(SM) core network build in northern New England, brought broadband to many unserved or underserved communities in northern New England, and completed the upgrade of the Maine School and Library Network.

“This is an important day for FairPoint. We are emerging as a stronger company, focused on our customers, vendors and employees,” said Paul Sunu, FairPoint’s chief executive officer. “Our mission is to provide reliable communication services with outstanding customer support across the 18 states we serve,” Sunu said. “On behalf of our management team, I would like to thank our customers and vendors for their patience and our employees for their dedication during this entire process.”

In connection with FairPoint’s restructuring, the Company announced a new Board of Directors whose members include Edward D. Horowitz (chairman), Todd Arden, Dennis J. Austin, Michael J. Mahoney, Michael K. Robinson, Paul H. Sunu (CEO), David Treadwell and Wayne Wilson, each of whom shares a depth of experience that will help take FairPoint to the next level.

The U.S. Bankruptcy Court for the Southern District of New York confirmed the Company’s plan of reorganization on January 13, 2011. The plan became effective and was substantially consummated on January 24, 2011.  The Federal Communications Commission and the Public Utilities Commissions in all required states in which the Company provides voice, Internet and data services have each provided their requisite approvals.

As previously disclosed, holders of shares of FairPoint’s old common stock will not receive or retain any distribution under the plan.  Old common stock, which until recently traded over-the-counter under the ticker FRCMQ, was cancelled and does not convert into new common stock.

FairPoint has received approval to list its common stock with the Nasdaq Stock Market and has reserved the ticker symbol FRP.  Trading is expected to commence shortly.

About FairPoint

FairPoint Communications, Inc. is a leading provider of communications services to communities across the country. Today, FairPoint owns and operates local exchange companies in 18 states offering advanced communications with a personal touch, including local and long distance voice, data, Internet, television and broadband services. Learn more at www.fairpoint.com.

For more information contact the FairPoint Restructuring Line at 1.888.290.4881, or visit the restructuring information Web site at www.fprestructuring.com.

This press release may contain forward-looking statements by FairPoint that are not based on historical fact, including, without limitation, statements containing the words “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” and similar expressions and statements. Because these forward-looking statements involve known and unknown risks and uncertainties, there are important factors that could cause actual results, events or developments to differ materially from those expressed or implied by these forward-looking statements. Such factors include those risks described from time to time in the reports FairPoint files with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended. These factors should be considered carefully and readers are cautioned not to place undue reliance on such forward-looking statements. All information is current as of the date this press release is issued, and FairPoint undertakes no duty to update this information.

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